UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 28, 2015

(Date of Report: Date of earliest event reported)

NU-MED PLUS, INC.

(Exact name of registrant as specified in its charter)

Utah	000-54808	45-3672530
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

455 East 500 South, Suite 205, Salt Lake City, Utah 84111

 (Address of principal executive office) (Zip Code)

Registrant's telephone number, including area code: (801) 746-3570

__________________________________________

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect our views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These forward-looking statements are identified by, among other things, the words “anticipates,” “believes,” “estimates,” “expects,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that may cause actual results to differ from those projected include the risk factors specified below.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2015, NU-MED Plus, Inc., a Utah corporation (the “Company”), received the resignation of Mark Christensen from his position as our Chief Financial Officer due to other commitments which would no longer allow him to devote the time needed for the Company.  Mr. Christensen has no disputes with the Company and will continue to help with the financial statements during the transition to our new CFO.

On July 31, 2015, the Company retained Keith L. Merrell to serve as our new Chief Financial Officer.  Mr. Merrell has prior experience as a CFO with a public company and is a CPA.  Mr. Merrell has more than thirty years of accounting experience managing both public and private enterprises.  Prior to joining the Company, Mr. Merrell served as the CFO of GeNOsys, Inc. from 2007 to 2012.  Prior to joining GeNOsys, Mr. Merrell served as Chief Financial Officer of Specialized Health Products International, Inc., a company that specialized in the manufacture of safety medical devices from 2000 to 2007.  Mr. Merrell joined Reflect Scientific, Inc. in 2009 and presently serves as there CFO.  Mr. Merrell earned a Bachelor of Science in Accounting from Arizona State University.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1

Employment Agreement – Merrell

This Filling

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

NU-MED PLUS, INC.

By: /s/ Jeffrey L. Robins

Date: August 4, 2015

      Jeffrey L. Robins, CEO